Exhibit 107

Calculation of Filing Fee Tables

S-3

(Form Type)

Notable Labs, Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary shares, par value NIS 0.35 per share	457	(o)	(1)	(2)	(2)
	Other	Warrants	457	(o)	(1)	(2)	(2)
	Other	Units	457	(o)	(1)	(2)	(2)
	Unallocated (Universal) Shelf	N/A	457	(o)	$100,000,000	N/A	$100,000,000	0.00014760	$14,760
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts						$100,000,000		$14,760
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due								$14,760

(1) This registration statement covers offers, sales and distributions of an indeterminate number or aggregate principal amount of the registered securities which the registrant may from time to time issue at indeterminate prices. The aggregate maximum offering price of all securities covered by this registration statement will not exceed $100,000,000. The securities covered by this registration statement may be sold separately or as units with other classes of the registered securities.

(2) The registrant will determine the proposed maximum offering price per security from time to time in connection with the issuance of the registered securities. The proposed maximum aggregate offering price for each class is omitted pursuant to Instruction 2.A.iii.b. to the Calculation of Filing Fee Tables and Related Disclosure on Item 16(b) of Form S-3 under the Securities and Exchange Act of 1933, as amended.